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                                                                   Exhibit 21.1


BAY APARTMENT COMMUNITIES, INC.
Subsidiaries of the registrant:

Bay Asset Group, Inc., a Maryland corporation
Bay Waterford, Inc., a Maryland corporation
Bay Development Partners, Inc., a Maryland corporation
Bay GP, Inc. (formerly known as Bay Shelter Cove, Inc.), a Maryland corporation